Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials

SAIC, INC. 1710 SAIC DRIVE M/S 2-5-1 MCLEAN, VA 22102

You are receiving this communication because you hold shares in SAIC, Inc. (“SAIC”) or you participate in a plan that invests in SAIC stock. SAIC has released informational materials regarding the separation of its wholly-owned subsidiary, SAIC Gemini, Inc., that are now available for your review. This notice provides instructions on how to access the SAIC materials for informational purposes only. It is not a form for voting and presents only an overview of the SAIC materials which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the SAIC materials and continue to view them online to access any new or updated information.

To effect the separation, SAIC will distribute all of the shares of SAIC Gemini, Inc. common stock on a pro rata basis to the holders of SAIC common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that SAIC Gemini, Inc. has prepared in connection with the separation, SAIC Gemini, Inc. will be an independent, publicly traded company. SAIC is not soliciting proxy or consent authority from stockholders in connection with the separation.

The SAIC materials consist of the Information Statement, including any supplements, that SAIC Gemini, Inc. has prepared in connection with the separation. You may view the SAIC materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

See the reverse side for instructions on how to access materials.

—— How to Access the Materials ——

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT, INCLUDING ANY SUPPLEMENTS

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:         www.materialnotice.com

2) BY TELEPHONE:     1-800-579-1639

3) BY E-MAIL*:             sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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